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                                  EXHIBIT 99(a)




                            SUMMARY PLAN DESCRIPTION
                                     FOR THE
                      CORTLAND SAVINGS AND BANKING COMPANY
                                   401(k) PLAN


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                                TABLE OF CONTENTS


Am I Eligible?                                                         2
What Is The Plan Year?                                                 2
What Is A Year Of Service?                                             2
What Is An Hour Of Service?                                            2
How Are My Benefits Determined?                                        3
How Are The Contributions And Forfeitures Allocated?                   4
How Is Compensation Defined?                                           4
Can My Benefit Be Assigned or Transferred?                             4
What Are My Voting Rights?                                             5
When Is The Plan "Top Heavy"?                                          5
Are There Any Limits On Contributions'?                                5
May I Still Contribute To An Individual Retirement Account?            5
How Are Earnings / (Losses) Allocated?                                 6
When Do I Become Eligible To Receive Benefits?                         6
When May I Retire?                                                     7
What If I Die Before Retirement?                                       7
What if I Die After I Retire?                                          7
How Do I Name A Beneficiary?                                           7
What Does Disability Mean?                                             7
What Happens if I Terminate Employment?                                8
How Are Benefits Paid?                                                 8
Is Income Tax Withheld on My Distribution?                             8
What Are hardship Distributions?                                       9
May I Receive A Loan From The Plan?                                    9
Is There A Penalty For Early Distribution Of Benefits?                 10
How Do I Claim Benefits?                                               10
What if My Claim Is Turned Down?                                       11
What Rules Apply if I Terminate Service And Am Later Rehired?          11
Are My Benefits Guaranteed?                                            11
What if The Plan Ends?                                                 12
Who Manages The Plan?                                                  12
What Are Some Of The Administrative Details Of The Plan?               12
What Are My Legal Rights As A Plan Member?                             13
Where Can I Get More Information?                                      13



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                      CORTLAND SAVINGS AND BANKING COMPANY
                                   401(k) PLAN


As an employee of Cortland Savings and Banking Company, you are eligible to participate in the Cortland Savings and Banking Company 401(k) Plan (hereinafter referred to as the "Plan"). The Plan is a way of helping to provide for your retirement years.

Please read this Summary Plan Description carefully. Share it with other members of your family and keep it for future years. It outlines your benefits and rights as a Plan Participant. If you have questions, contact the Plan Administrator.

Note: These pages have tried to describe the Plan in easy-to-understand terms as accurately as possible. However, if these pages inadvertently say anything that disagrees with the formal Plan documents, -the Plan Sponsor, Administrator and Trustee must follow the formal Plan Documents.



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Am I Eligible?

If you are an employee of Cortland Savings and Banking Company (referred to as the "Employer"), you are generally eligible to participate in the Plan on the first day of the Plan Year or the first day of the seventh month of the Plan Year which coincides with or immediately follows the date on which you have attained age 18 and completed one year of service.

For example, if you complete the eligibility requirement on February 1, you will become a Participant in the Plan on July 1. If you complete the eligibility requirement on October 15, you will become a Participant in the Plan on the following January 1.

However, the following employees are not eligible to participate in the Plan, whether or not they fulfill the eligibility requirements:

        -     any employee covered by a collective bargaining agreement,

        -     any non-resident alien; and

        -     any leased employee.

You may be asked to sign some forms when you enter the Plan such as a Beneficiary designation form. What Is The Plan Year? The Plan Year for purposes of administering the Plan is the fiscal year of the Employer. As of the date of this Summary Plan Description, the fiscal year of the Employer is the 12 month period ending on December 31.

What Is A Year Of Service?

A year of service is a 12 month computation period during which you earn not less than 1,000 Hours of Service. For eligibility purposes, the 12 month computation period will be the period beginning with the date you began work for the Employer, and each anniversary of that date.

For purposes of vesting, the computation period will be the Plan Year.

What Is An Hour Of Service?

An Hour of Service is any hour for which the Employer paid you, or for which you were entitled to pay. This includes:

         -    hours you actually worked;
         - hours that you didn't work, such as for vacations, holidays, sickness disability leave and military duty (up to 501 hours during a Plan Year);
         -    hours covered by a back pay award (up to 501 hours during a Plan
              Year); and
         - hours that you didn't work due to maternity or paternity leave (up to 501 hours less any other "Hours of Service" credited for the Plan Year).


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How Are My Benefits Determined?

The Plan Administrator maintains an "Account" for you. Your Plan benefits are based on the following types of contributions which may be allocated to your Account under the Plan:

        - Voluntary Salary Redirection Contributions ("Salary Redirections") - For each Plan Year, you may have Salary Redirections made to the Plan by the Employer on your behalf by electing in writing to have a stated whole percentage of your salary (up to 10%) redirected from your pay to your Account (see "How Are My Salary Redirections Made?"). The maximum amount of Salary Redirections which you may make in any calendar year is limited to a dollar amount which is indexed for inflation annually. The maximum amount is indexed to $9,240 for 1994.

           The amount of your Salary Redirections contributed to the Plan (and the future earnings or losses on such amounts) will not be subject to federal or state income tax until they are distributed to you. However, FICA tax will be withheld on the Salary Redirection amounts. Your Salary Redirections are always 100% vested. The Plan Administrator has the right to reduce or revoke any or all Salary Redirection elections on a nondiscriminatory basis to meet any applicable discrimination or limitation requirement of the Internal Revenue Code and its Regulations.

        - Employer Basic Contributions ("Basic Contributions") - Each Plan Year, the Employer may elect to make a contribution to the Plan in an amount as determined at the sole discretion of the Board of Directors.

        - Employer Matching Contributions ("Matching Contributions") - The Employer may make a Matching Contribution for each Plan Year on behalf of each Participant who elected to make a Salary Redirection Contribution during the year in an amount determined at the discretion of the Employer.

        - Qualified Non-elective Contributions ("QNEC") - Each year, the Employer will make a QNEC to the account of each participant who (i) is eligible to make Salary Redirections for the Plan Year, and (ii) is eligible to receive an allocation of Employer Contributions for the Plan Year. (See the section titled "How are the Contributions and Forfeitures Allocated?") The QNEC will be equal to 2% of the compensation of each eligible participant. QNEC contributions will be 100% vested, and are subject to the same distribution rules which apply to Salary Redirections.

  Contributions made to the Plan in the form of Employer Stock will be credited to an "Employer Stock Fund" maintained by the Plan.

  Your Salary Redirections and QNEC's will not be forfeited for any reason. Generally, your Basic Contributions and Matching Contributions will become nonforfeitable, or "vest" according to the following schedule:


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

               FULL YEARS OF SERVICE                   VESTED PERCENTAGE
               ---------------------                   -----------------

                         Less than 1                                  0%
                                   1                                 10%
                                   2                                 20%
                                   3                                 40%
                                   4                                 60%
                                   5                                 80%
                           6 or more                                100%


If you terminate employment on account of death or retirement, you will be 100% vested in your Account. If you terminate service before you are fully vested, then you will only receive the portion of your Account which is vested. For instance, if you terminate employment after 2 Years of Service, and the balance in your Account which comes from Employer Basic or Matching Contributions is. $1,000, you will receive a distribution of $200. The remaining $800 will be forfeited and allocated to the remaining Participants as part of any Employer Contributions to the Plan.

How Are The Contributions And Forfeitures Allocated?

Basic Contributions, Matching Contributions, QNEC's and forfeitures will be allocated among the accounts of all Participants who, during the course of the Plan Year, complete at least 500 Hours of Service and are employed by the Employer as of the last day of the Plan Year. Participants who died or became disabled, or who separated from service during the Plan Year after reaching their Normal Retirement Date, will also share in the allocation of Basic Contributions, Matching Contributions, QNEC's and forfeitures.

Basic Contributions and QNEC's are allocated to the account of each eligible Participant according to the ratio that the Participant's Compensation for the Plan Year bears to the total Compensation of all Participants eligible to share in the allocation.

Matching Contributions will be allocated among the accounts of Participants in proportion to each participant's Salary Redirection Contributions. However, for this purpose, any Salary Redirections which exceed 2% of the contributing Participant's compensation are ignored. That is, they are not matched. The Plan Administrator may choose to increase this 2% amount for employees who are not considered "highly compensated" under federal law.


How Is Compensation Defined?

For purposes of the Plan, "Compensation" means total earnings from the Employer, as reported on your Form W-2, plus your Salary Redirections and any elective deferrals to a Section 125 Plan.

Can My Benefit Be Assigned or Transferred?

Generally, no, with one exception.


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All or a portion of your vested Account Balance can be assigned to your spouse or dependent by a court in the form of a "Qualified Domestic Relations Order"
(QDRO). A QDRO is an order, judgment or decree (commonly part of a divorce proceeding) that relates to the provision of child support, alimony or marital property rights. If you believe that your Plan benefit may be subject to a QDRO, notify the Plan Administrator.


What Are My Voting Rights?

A Participant is entitled to vote Employer Stock allocated to his Account due to investment in the Employer Stock Fund on any corporate matter with respect to which Shareholders are entitled to vote. The Plan Administrator will provide each Participant eligible to vote with notice of stockholder meetings and of matters to be voted on at the meetings. The Trustee shall receive and execute instructions from each Participant with respect to the voting of Employer Stock that is allocated to such Participant's Account. The Trustee shall not vote any Employer Stock allocated to a Participant's Account who fails to timely instruct the Trustee with respect to voting such Employer Stock at the meeting.


When Is The Plan "Top Heavy"?

The Plan is "Top Heavy" if the sum of the Account Balances under this Plan and any other defined contribution plan maintained by the Employer and the present value of accrued benefits under any defined benefit plan maintained by the Employer for "key employees" exceeds 60% of the sum total for all Participants. For this purpose, a key employee generally means any Participant who, during the current Plan Year or any of the four preceding Plan Years is:

          -   an officer of the Employer (with some limitations);
          -   one of the 10 largest owners of the Employer;
          -   a 5% owner of the Employer; or
          - a 1% owner of the Employer, earning annual wages of more than $150,000.

If the Plan is determined to be "Top Heavy", each Participant who is a non-key employee will receive a minimum contribution from the Employer under this Plan equal to such Participant's total wages multiplied by the lesser of 3% or the highest contribution rate for any key employee.


Are There Any Limits On Contributions?

All private plans like this one are subject to the Internal Revenue Code and its Regulations. Contributions, when combined with forfeitures (if any) from all defined contribution plans of the Employer, may not exceed the lesser of 25% of your Compensation or $30,000 for a Plan Year. For purposes of this limitation, Compensation means gross wages reduced by any salary deferrals made by you under any other plan during the Plan Year.


May I Still Contribute To An Individual Retirement Account?

If you or your spouse are "active participants" in an "employer maintained retirement plan" the following rules apply for determining whether you may make a deductible IRA contribution:



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         -   Joint taxpayers - deductible IRA contributions are permitted for taxpayers with less than $40,000 of adjusted gross income (the $2,000 deductible limit is phased out between $40,000 and $50,000 of adjusted gross income).

         - Single taxpayers - deductible IRA contributions are permitted for taxpayers with less than $25,000 of adjusted gross income (the $2,000 deductible limit is phased out between $25,000 and $35,000 of adjusted gross income).

An "employer maintained retirement plan" includes this Plan.

The determination of "active participant' status is dependent on the type of plan maintained. Under this Plan, you are an active participant if any contributions are made on your behalf during the year or if a forfeiture is allocated to you during the year.

You are permitted to make non-deductible IRA contributions to the extent you are not eligible to make deductible contributions. The same dollar limits that apply for deductible contributions also apply to non-deductible contributions.


How Are Earnings/(Losses) Allocated?

As of the last day of the Plan Year, earnings and losses will be generally allocated based on the ratio that each Participant's Account Balance as of the beginning of the Plan Year bears to the total of such amounts for all Participants. The Plan may allocate earnings and losses on funds attributable to Employer Contributions made to the Plan but not allocated prior to the valuation date. Any such allocation will be made in a nondiscriminatory manner (as determined by the Plan Administrator) that accurately matches earnings and losses of the various investment funds with Participants' Accounts. The valuation date is the last day of the Plan Year and any other date selected by the Plan Administrator.


When Do I Become Eligible To Receive Benefits?

You become eligible to receive your benefits under the Plan upon retirement, death, disability or separation from service.

Upon your separation from service for reasons of retirement (on or after retirement age as defined below), disability or death, payment of the adjusted balance of your accounts as of the valuation date coinciding with or next succeeding the date of termination will be made as soon as is reasonably practicable after such valuation date. In the case of death, payment will be made to your Beneficiary.

In general, upon termination of your employment for any reason other than retirement or death, the vested portion of your accounts as of the valuation date coinciding with or next following the date on which you terminate service will be paid as soon as is reasonably practicable after such valuation date.

Distributions must commence not later than April 1 following the end of the calendar year in which you attain age seventy and one-half (70 1/2), regardless of whether you have terminated employment with the Employer.

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  When May I Retire?

  The Normal Retirement Age under the Plan is age 65. You may work past age 65 and continue to participate in the Plan until the date of your actual retirement.


  What If I Die Before Retirement?

  If you die while in the service of the Employer, the Plan will pay the entire amount of your Account Balance to your Beneficiary or your estate.


  In general, payments will begin as soon as possible after the valuation is complete for the Valuation Period (generally the Plan Year) in which you die.


  What If I Die After I Retire?

  If you die after you retire, benefits will be paid to your Beneficiary according to the payment option then in effect. If benefits had commenced prior to death, the remaining portion of your Account Balance must be distributed to your Beneficiary at least as rapidly as the method of distribution in effect on your date of death.

  If your Beneficiary dies before you do, benefits will go to your contingent Beneficiary, if you had named one. If your Beneficiary dies after you do, but before receiving the entire Account Balance, the remainder will go to your Beneficiary's estate.


  How Do I Name A Beneficiary?

  During your employment, usually when you are first eligible to participate in the Plan, you'll name your Beneficiary on a special form provided by the Plan Administrator. You may also name one or more contingent Beneficiaries if you wish. if you are married, your Beneficiary is automatically your spouse unless you elect otherwise. However, to name a Beneficiary other than your spouse, you must obtain. a written consent from your spouse witnessed by a Plan representative or notary public.

  If your Beneficiary dies before you do, benefits will go to your contingent Beneficiary, if you had named one.


  What Does Disability Mean?

  You are totally and permanently disabled when you receive disability benefits under the Social Security Act, receive disability benefits under a disability income plan maintained by the Employer, or are determined by a physician chosen by the Plan Administrator to be totally and permanently disabled.


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What Happens If I Terminate Employment?

If you quit or lose your job for any reason other than Death, Disability, or retirement on or after your Normal Retirement Age, your vested Account Balance will generally be distributed to you as soon as possible following the Valuation Period (generally the Plan Year) in which you separated from service.

However, if your vested Account Balance is greater than $3,500, your benefit will not be paid before the later of age 62 or the Normal Retirement Age, unless you die or consent to an earlier distribution. Whenever a distribution is made, the portion of your Account Balance in which you are not vested will be forfeited and allocated to remaining eligible Participants in the same manner as Employer Basic Contributions. Refer to the Section entitled "Is There A Penalty For Early Distribution of Benefits?" for an explanation of an additional tax that may apply to the distribution


How Are Benefits Paid?

When you retire or separate from service, you will be entitled to a distribution of your vested Accrued Benefit.

Distribution of your Accrued Benefit will be made in whole shares of Employer Stock allocated to your Employer Stock Fund or in cash. Within a reasonable time prior to the date of distribution, the Plan Administrator will notify you in writing of your right to demand the portion of the distribution which is attributable to your Employer Stock Fund be made in whole shares of Employer Stock. Within a reasonable time following this notice, you must notify the Plan Administrator in writing of your decision to receive whole shares of Employer Stock. If you give no written notice, the distribution of your Account will be made in whole shares of Employer Stock or in cash or partially in whole shares of Employer Stock and partially in cash as determined by the Plan Administrator.

The remaining part of your Account will be distributed in cash.

If the vested portion of your Account Balance is $3,500 or less, your benefit will be paid in the form of a lump sum. If the vested portion of your Account Balance is greater than $3,500, you may choose from one of the following distribution methods:

      1)   a lump sum, or

      2) monthly, quarterly, semi-annual or annual installments over a period not to exceed the lesser of (i) five years, or (ii) the life expectancy of you or your beneficiary.

Is Income Tax Withheld on My Distribution?

If you receive a cash lump sum, and the amount of your lump sum payment is more than $200, you may elect to have the Plan pay your benefit directly to an individual retirement account or to another qualified retirement plan in which you are a participant. If you do not elect this direct rollover of your lump sum, a mandatory 20% of your payment will be withheld by the Plan and paid to the Internal Revenue Service. This withholding amount will be applied by the IRS to the taxes due on your distribution.





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If you receive a distribution in the form of an annuity or in installments over more than 10 years, you may elect whether you want to have income tax withheld from your distribution.


What Are Hardship Distributions?

You may receive a distribution of your Salary Redirection Contributions on account of severe financial hardship if the Plan Administrator finds that you are suffering from an immediate and necessary heavy financial need. Events entitling you to a hardship distribution generally include the following:

         - Certain medical expenses incurred by you, your spouse, or your dependents;

         - Purchase (excluding mortgage payments) of a principal residence for you,

         - Payment of tuition and related fees for the next twelve months of post-secondary education for you, your spouse, children, or dependents; or

         - The need to prevent your eviction from your principal residence or foreclosure on-the mortgage of your principal residence.

The amount of the hardship distribution cannot exceed the financial need and must not be a need that may be met from another resource reasonably available to you. A distribution on account of hardship may not exceed your Account Balance derived from Salary Redirection contributions (excluding any investment earnings).

In order to be eligible to receive a hardship distribution, you must satisfy the following conditions:

         - you may not receive more than one hardship distribution during a Plan Year;
         - the distribution cannot be in excess of the amount of your demonstrated immediate and heavy financial need;
         - you must have obtained all other distributions (other than hardship withdrawals) and all nontaxable loans available under all plans maintained by the Employer;
         - you may not make Salary Redirections for 12 months after receipt of the withdrawal; and
         - for the taxable year following the taxable year in which you receive the hardship distribution, the applicable annual limit on your Salary Redirections will be reduced. The reduction is equal to the amount of the Participant's Salary Redirections made in the year the hardship distribution was received.

Refer to the Section entitled "Is There A Penalty For Early Distribution Of Benefits?" for an explanation of an additional tax that may apply to a hardship distribution.


May I Receive A Loan From The Plan?

Participants (or Beneficiaries of deceased Participants) may elect to receive a loan from the Plan. The decision as to whether a loan shall be made is determined solely by the Plan Administrator based on uniform and non-discriminatory loan policies. In any event, the total outstanding balance due upon loans made to you from this Plan and any other Plans of the Employer may not exceed the lesser of:

      1) $50,000, reduced by the excess of the highest outstanding balance of loans to you during the 12 month period preceding the date of any new loan, over the outstanding balance of loans on the date on which the loan is made; or




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         2)   1/2 of your total vested benefits in this Plan and any other Plans of the Employer.

In addition to such rules and policies as the Plan Administrator may adopt, all loans shall comply with the following terms and conditions:

         - An application for a loan shall be made in writing to the Plan Administrator, whose response shall be final. A loan may not be made to a married Participant unless the Participant's spouse consents to the loan in writing, as witnessed by a Plan representative or notary.

         - The period of repayment of any loan shall be set by the Plan Administrator but such period shall not exceed five (5) years. However, if the loan is used to acquire your principal residence, then the repayment period may be up to thirty (30) years, rather than five (5) years. The loan may be repaid in whole or in part at any time during the repayment period without penalty.

         - Each loan shall be secured with adequate security and evidenced by a promissory note payable to the Trustee.

         - Each loan shall bear interest at a rate comparable to that charged by commercial lenders on similar loans. The Plan Administrator shall not discriminate among Participants in the matter of interest rates and amounts of security. However, loans granted at different times or for different loan periods may have different terms and conditions.

         - Interest paid on loans is not deductible if the loan is secured by Salary Redirection Contributions or if the loan is made to a key employee. Also, interest paid on any plan loan generally will not be deductible unless the loan is secured by the participant's principal residence (up to the cost basis of the residence). You should consult your tax advisor for more details regarding the deductibility of interest on plan loans.

         - If any payment of principal or interest is due and unpaid for a period of 10 days, the amount of the loan plus accrued interest may, at the option of the Plan Administrator, become immediately due and payable.

         - If an individual who has received a loan receives a distribution, the amount of the loan plus the accrued interest due may become immediately due and payable. The principal and interest due on the loan will be deducted from the distribution.


Is There A Penalty For Early Distribution Of Benefits?

Distributions made from the Plan may be subject to a 10% penalty tax unless certain exceptions are met. In particular, a distribution on account of severe financial hardship will generally be subject to the penalty tax unless the distribution is made on account of medical expenses or after you have attained age 59 1/2. The Plan Administrator will furnish more details to you about the tax treatment of your distributions at the time distributions are made to you from the Plan. However, to be sure of the tax treatment that applies to you, you should consult your tax advisor when you expect to receive a distribution.


How Do I Claim Benefits?

When you become eligible for benefits, contact the Plan Administrator in writing. The Plan Administrator will provide you with an explanation of the distribution method and how it will affect you. For death benefits, your Beneficiary must contact the Plan Administrator and provide proof of your death.








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What If My Claim Is Turned Down?

If all or part of your claim for benefits is turned down, the government requires that you be given a written notice of the denial. You should receive this notice within the 90 day period after you filed your claim. If your claim is denied, the denial notice must state:

         -    the specific reason or reasons for denial;
         - specific references to the Plan provisions on which denial is based;
         - a description of any material or information needed to complete your claim and why the material or information is needed; and
         -    an explanation of the Plan's claims procedures.

You have 60 days after receiving the above material to ask for a review of the decision. You (or someone representing you) may:

         -    file a request in writing with the Plan Administrator to ask for
         -    review; review Retirement Plan documents;
         -    submit comments and questions in writing.

You'll receive a written notice of the final decision within 60 days (or 120 days in special cases) after you request the review.

What Rules Apply If I Terminate Service And Am Later Rehired?

Once you enter the Plan, if you separate from service with the Employer and you're later rehired prior to incurring a Break in Service (as defined below), you can re-enter the Plan as a Participant on the date you are rehired. If you are rehired prior to incurring a Break in Service (as defined below), you will continue to vest in the Employer Basic and Matching Contributions at the point in the vesting schedule where you left employment. If you are rehired after incurring a Break in Service, special rules will apply to determine your Years of Service for eligibility and vesting purposes. These rules will be explained to you by the Plan Administrator if they apply.

For purposes of the above rules, a Break in Service is generally a Plan Year in which you have completed not more than 500 Hours of Service. A Break in Service shall not be deemed to have occurred if you leave the Employer to serve in the armed forces of the United States for a period during which your reemployment rights are guaranteed by law and you return or offer to return to work for the Employer prior to the expiration of your reemployment rights. You may also receive credit for this purpose for hours missed due to a maternity or paternity leave.

Are My Benefits Guaranteed?

The benefits under this Retirement Plan are not guaranteed by the Pension Benefit Guaranty Corporation. This is a government agency that insures defined benefit pension plan benefits. Your Retirement Plan is a defined contribution plan which cannot be guaranteed by the PBGC. Therefore, your benefits held under the Plan may increase or decrease depending on investment results. However, the Employee Retirement Income Security Act (ERISA) protects your benefits from the improper handling of funds by representative for the Plan.







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  What If The Plan Ends?

  Although the Employer intends to continue this Plan, the Plan is completely voluntary and can be amended or terminated at any time. If the Plan does terminate, your Account Balance will become 100% vested and will be made available to you.


  Who Manages The Plan?

        PLAN SPONSOR

        Cortland Savings and Banking Company is the sponsor of the Plan. Its address is:

                              194 West Main Street
                              Cortland, OH 44410
                              (330) 637-8040

        PLAN ADMINISTRATOR

        It is the Plan Administrator's responsibility to handle the day-to-day business of the Plan, keep records of Plan members' benefits, provide Plan members with information about the Plan, and handle claims for benefits. The Plan Administrator is Cortland Savings and Banking Company (address shown above).


        TRUSTEE

        The Trustee for the Plan holds and invests all of the money that is held by the Plan to finance benefits. The Trustee for the Plan is Cortland Savings and Banking Company (address shown above).


        LEGAL NOTICE

        Legal notice of the Plan must be addressed to Cortland Savings and Banking Company (address shown above).


What Are Some Of The Administrative Details Of The Plan?

There are a number of details you may need to know, as follows:

        FORMAL PLAN Name: The formal Plan name is the Cortland Savings and Banking Company 401(k) Plan.


        EMPLOYER IDENTIFICATION NUMBER: The Internal Revenue Service has assigned the Employer a special number, which is 34-0165477.

        PLAN NUMBER: The Employer has assigned a number to this Plan - - it is 002.

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


What Are My Legal Rights As A Plan Member?

As a Plan participant, you have certain rights and protections under the Employee Retirement income Security Act of 1974 (ERISA). For example, the law states that every Plan participant must receive a "Summary Plan Description" describing the Plan. That is what this handout is all about.

Each year, you will receive a summary of the Plan's annual financial report. The law requires the Plan Administrator to give each member a copy of this information. Furthermore, you can examine, without charge, certain papers relating to the Plan. These papers include legal Plan documents and copies of all the reports filed with the U.S. Department of Labor. These papers are available to you from the Plan Administrator during regular business hours.

You can also write to the Plan Administrator for copies of these papers. The law allows the Plan Administrator to charge up to $.25 a page for the cost of copying these items. In addition to creating rights for Plan members, ERISA defines the duties of people who operate employee benefit plans. These people, called "fiduciaries", must act in the interest of Plan members and beneficiaries.

The law also provides that you can't be fired or discriminated against to prevent you from getting a benefit or exercising your rights guaranteed under ERISA.

If all or part of your claim to a benefit is denied, you must receive a written explanation of the reason for the denial. You have the right to an appeal. Under ERISA, you can take certain steps to enforce your rights. For example, if you ask for Plan materials, you must get them within 30 days. If you haven't received the materials after about 20 days, check with the Plan Administrator to see if there are any problems in giving you the materials you request. Then if you haven't received them within 30 days of your request, you can file suit in federal court. The court can require the Plan Administrator to give you the materials you asked for and pay up to $100 for each day of delay until you receive the materials (unless they weren't sent because of reasons beyond the Plan Administrator's control). If all or part of your claim for benefit is denied or ignored, or if you think Plan fiduciaries are misusing the Plan's money, or if you think you're being discriminated against for exercising your rights, you can get assistance from the U.S. Department of Labor or file suit in federal court. However, anytime you sue, the court will decide who should pay the court costs and legal fees. If you win, the court may order the person that you sued to cover these costs. If you lose however, you may be required to pay these costs.

If you have any questions about the plan, contact the Plan Administrator. If you have questions about your rights under ERISA, contact the nearest area office of the U.S. Department of Labor-Management Services Administration, Department of Labor. The Plan Administrator can give you the address.

Where Can I Get More Information?

For more about how the Plan works and the benefits it provides, check with the Director of Human Resources of Cortland Savings and Banking Company.





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